Exhibit 2.5

DESCRIPTION OF SHINHAN FINANCIAL GROUP’S AMERICAN DEPOSITARY SHARES

Unless otherwise indicated, all references in this section to “American Depositary Shares” or “ADSs” are to American depositary shares of Shinhan Financial Group Co., Ltd. (“Shinhan Financial Group” or the “Company”), all references to “American Depositary Receipts” or “ADRs” are to Shinhan Financial Group American depositary receipts, and all references to “Shares” are to shares of Shinhan Financial Group common stock.

Citibank, N.A. (“Citibank” or the “Depositary”) is the depositary for the American depositary shares of Shinhan Financial Group. The Depositary’s offices are located at 388 Greenwich Street, New York, New York 10013, U.S.A. American depositary shares represent ownership interests in securities that are on deposit with the depositary and may be represented by certificates that are commonly known as American depositary receipts. The depositary typically appoints a custodian to safekeep the securities on deposit. In this case, the custodian is Korea Securities Depository, located in Seoul, Korea (the “Custodian”).

The Depositary was appointed as depositary as of September 15, 2003 pursuant to the Deposit Agreement dated thereof among Shinhan Financial Group, the Depositary, and all holders and beneficial owners from time to time of American depositary shares issued thereunder (the “Deposit Agreement”). A form of the Deposit Agreement was filed with the U.S. Securities and Exchange Commission (the “Commission”) on September 15, 2003 under cover of a Registration Statement on Form F-6. You may obtain a copy of the form Deposit Agreement from the Commission’s website at http://www.sec.gov.

The following is a summary description of the material terms of the American Depositary Shares and of your material rights as an owner of such American Depositary Shares. We note that summaries by their nature lack the precision of the information summarized and that the rights and obligations of an owner of American Depositary Shares will be determined by reference to the terms of the Deposit Agreement and not by this summary. Please review the Deposit Agreement in its entirety.

Each American Depositary Share represents the right to receive one share of Shinhan Financial Group common stock on deposit with the custodian, which was amended from two shares effective as of October 15, 2012. An American Depositary Share also represents the right to receive any other property received by the Depositary or the Custodian on behalf of the owner of the American Depositary Share but that has not been distributed to the owners of American Depositary Shares because of legal restrictions or practical considerations.

As an owner of American Depositary Shares, you are party to the Deposit Agreement and therefore are bound to its terms and to the terms of any American Depositary Receipt that represents your American Depositary Shares. The Deposit Agreement and the American Depositary Receipt specify Shinhan Financial Group’s rights and obligations as well as your rights and obligations as owner of American Depositary Shares and those of the Depositary. As a holder of American Depositary Shares, you appoint the Depositary to act on your behalf in certain circumstances. The Deposit Agreement and the American Depositary Receipts are governed by New York law. However, Shinhan Financial Group’s obligations to the holders of Shares are governed by the laws of Korea, which may be different from the laws in the United States.

In addition, applicable laws and regulations may require you to satisfy reporting requirements and obtain regulatory approvals in certain circumstances. You are solely responsible for complying with such reporting requirements and obtaining such approvals. None of the Depositary, the Custodian, Shinhan Financial Group or any of their respective agents or affiliates are required to take any actions whatsoever on behalf of you to satisfy such reporting requirements or obtain such regulatory approvals under applicable laws and regulations.

Defined Terms

“Beneficial Owner” means, as to any ADS, any person or entity having a beneficial interest deriving from the ownership of such ADS. A Beneficial Owner of ADSs may or may not be the Holder of the ADR(s) evidencing such ADSs. A Beneficial Owner will be able to exercise any right or receive any benefit under the ADR solely through the person who is the Holder of the ADR(s) evidencing the ADSs owned by such Beneficial Owner.

“Deliver” means, when used in respect of ADSs, Deposited Securities and Shares, either (i) the physical delivery of the certificate(s) representing such securities which Delivery shall be made at the Custodian’s designated office, or (ii) the electronic delivery of such securities by means of book-entry transfer, if available.

“Deposited Securities” means Shares at any time deposited under the Deposit Agreement and any and all other securities, property and cash held by the Depositary or the Custodian in respect thereof.

“Dollars” refers to the lawful currency of the United States of America.

“Foreign Currency” means any currency other than Dollars.

“Holder” means the person(s) in whose name an ADR is registered on the books of the Depositary (or the Registrar, if any) maintained for such purpose. A Holder may or may not be a Beneficial Owner. If a Holder is not the Beneficial Owner of the ADSs evidenced by the ADR registered in its name, such person will be deemed to have all requisite authority to act on behalf of the Beneficial Owners of the ADSs evidenced by such ADR.

“Registrar” means the Depositary or any bank or trust company having an office in the Borough of Manhattan, The City of New York, which is appointed by the Depositary to register issuances, transfers and cancellations of ADRs, and includes any co-registrar appointed by the Depositary for such purposes. Registrars (other than the Depositary) may be removed and substitutes appointed by the Depositary.

“Restricted Securities” means Shares that (i) are acquired directly or indirectly from the Company or its affiliates (as defined in Rule 144 under the U.S. Securities Act of 1933, as amended (the “Securities Act”)) in a transaction or chain of transactions not involving any public offering, (ii) are subject to resale limitations under Regulation D under the Securities Act or both, (iii) are held by an officer, director (or persons performing similar functions) or other affiliate of the Company, (iv) would require registration under the Securities Act in connection with the offer and sale thereof in the United States, or (v) are subject to other restrictions on sale or deposit under the laws of the United States or Korea, or under a shareholder agreement or the articles of incorporation or similar document of the Company.

Record Dates

Whenever the Depositary receives notice of the fixing of a record date by the Company for the determination of holders of Deposited Securities entitled to receive any distribution (whether in cash, Shares, rights or other distribution), or whenever for any reason the Depositary causes a change in the number of Shares that are represented by each ADS, or whenever the Depositary receives notice of any meeting of, or solicitation of consents or proxies of, holders of Shares or other Deposited Securities, or whenever the Depositary finds it necessary or convenient in connection with the giving of any notice, solicitation of any consent or any other matter, the Depositary will fix a record date (“ADS Record Date”) for the determination of the Holders of ADRs who will be entitled to receive such distribution, to give instructions for the exercise of voting rights at any such meeting, to give or withhold such consent, to receive such notice or solicitation or to otherwise take action, or to exercise the rights of Holders with respect to such changed number of Shares represented by each ADS. Only the Holders of ADRs at the close of business in New York on such record date will be entitled to receive such distributions, to give such instructions, to receive such notice or solicitation, or otherwise take action.

Voting of Deposited Securities

As soon as practicable after receipt of notice of any meeting at which the holders of Deposited Securities are entitled to vote, or of solicitation of consents or proxies from holders of Deposited Securities, the Depositary will fix the ADS Record Date in respect of such meeting or solicitation of such consent or proxy. The Depositary will, if requested by the Company in writing in a timely manner, at the Company’s expense and provided no U.S. legal prohibitions exist, distribute to Holders as of the ADS Record Date: (a) such notice of meeting or solicitation of consent or proxies, (b) a statement that the Holders at the close of business on the ADS Record Date will be entitled, subject to any applicable law, the provisions of the Deposit Agreement, the Company’s Articles of Incorporation and the provisions of or governing Deposited Securities, to instruct the Depositary as to the exercise of the voting rights, if any, pertaining to the Deposited Securities represented by such Holder’s ADSs and (c) a brief statement as to the manner in which such voting instructions may be given. Voting instructions may be given only in respect of a number of ADSs representing an integral number of Deposited Securities. Upon the timely receipt of voting instructions from a Holder of ADSs as of the ADS Record Date in the manner specified by the Depositary, the Depositary will endeavor, insofar as practicable and permitted under applicable law and the provisions of the Deposit Agreement, the Articles of Incorporation of the Company and the provisions of the Deposited Securities, to vote, or cause the Custodian to vote, the Deposited Securities represented by such Holder’s ADSs in accordance with such instructions.

Neither the Depositary nor the Custodian will under any circumstances exercise any discretion as to voting and neither the Depositary nor the Custodian will vote, attempt to exercise the right to vote, or in any way make use of, for purposes of establishing a quorum or otherwise the Deposited Securities represented by ADSs, except pursuant to and in accordance with the voting instructions timely received from Holders or as otherwise contemplated in the Deposit Agreement. If the Depositary timely receives voting instructions from a Holder which fail to specify the manner in which the Depositary is to vote the Deposited Securities represented by such Holder’s ADSs, the Depositary will deem such Holder (unless otherwise specified in the notice distributed to Holders) to have instructed the Depositary to vote in favor of the items set forth in such instructions. Deposited Securities represented by ADSs for which no timely voting instructions are received by the Depositary from the Holder will not be voted. The Company will take any and all actions reasonably necessary to enable Holders and Beneficial Owners to exercise the voting rights accruing to the Deposited Securities. No assurance is given that Holders generally or any Holder in particular will receive the notice described above with sufficient time to enable the Holder to return voting instructions to the Depositary in a timely manner.

Dividends and Distributions

Whenever the Depositary receives confirmation from the Custodian of receipt of any cash dividend or other cash distribution on any Deposited Securities, or receives proceeds from the sale of any Deposited Securities or of any entitlements held in respect of Deposited Securities under the terms of the Deposit Agreement, the Depositary will (i) if at the time of receipt thereof any amounts received in a Foreign Currency can, in the judgment of the Depositary, be converted into Dollars transferable to the United States, convert or cause to be converted such cash dividend, distribution or proceeds into Dollars, (ii) if applicable, establish the ADS Record Date upon the terms described in the Deposit Agreement, and (iii) distribute promptly the amount thus received (net of (a) applicable fees and charges of, and expenses incurred by, the Depositary and (b) taxes withheld) to the Holders entitled thereto as of the ADS Record Date in proportion to the number of ADSs held as of the ADS Record Date. The Depositary will distribute only such amount, however, as can be distributed without attributing to any Holder a fraction of one cent, and any balance not so distributed will be held by the Depositary (without liability for interest thereon) and will be added to and become part of the next sum received by the Depositary for distribution to Holders of ADSs then outstanding at the time of the next distribution. If the Company, the Custodian or the Depositary is required to withhold and does withhold from any cash dividend or other cash distribution in respect of any Deposited Securities an amount on account of taxes, duties or other governmental charges, the amount distributed to Holders on the ADSs representing such Deposited Securities will be reduced accordingly. Such withheld amounts will be forwarded by the Company, the Custodian or the Depositary to the relevant governmental authority.

If any distribution upon any Deposited Securities consists of a dividend in, or free distribution of, Shares, the Company will cause such Shares to be deposited with the Custodian and registered, as the case may be, in the name of the Depositary, the Custodian or their respective nominees. Upon receipt of confirmation of the deposit from the Custodian, the Depositary will, subject to and in accordance with the Deposit Agreement, establish the ADS Record Date and either (i) the Depositary will distribute to the Holders as of the ADS Record Date in proportion to the number of ADSs held as of the ADS Record Date, additional ADSs, which represent in aggregate the number of Shares received as such dividend, or free distribution, subject to the terms of the Deposit Agreement (including, without limitation, (a) the applicable fees and charges of, and expenses incurred by, the Depositary and (b) taxes), or (ii) if additional ADSs are not so distributed, each ADS issued and outstanding after the ADS Record Date will, to the extent permissible by law, thenceforth also represent rights and interest in the additional integral number of Shares distributed upon the Deposited Securities represented thereby (net of (a) the applicable fees and charges of, and expenses incurred by, the Depositary, and (b) taxes). In lieu of delivering fractional ADSs, the Depositary will sell the number of Shares or ADSs, as the case may be, represented by the aggregate of such fractions and distribute the net proceeds upon the terms set forth in the Deposit Agreement.

In the event that the Depositary determines that any distribution in property (including Shares) is subject to any tax or other governmental charges which the Depositary is obligated to withhold, or, if the Company has furnished an opinion of U.S. counsel determining that Shares must be registered under the Securities Act or other laws in order to be distributed to Holders (and no such registration statement has been declared effective), the Depositary may dispose of all or a portion of such property (including Shares and rights to subscribe therefor) in such amounts and in such manner, including by public or private sale, as the Depositary deems necessary and practicable and the Depositary will distribute the net proceeds of any such sale (after deduction of (a) taxes and (b) fees and charges of, and the expenses incurred by, the Depositary) to Holders entitled thereto. The Depositary will hold and/or distribute any unsold balance of such property.

Upon timely receipt of a notice indicating that the Company wishes an elective distribution to be made available to Holders of ADSs upon the terms described in the Deposit Agreement, the Company and the Depositary will determine whether such distribution is lawful and reasonably practicable. If so, the Depositary will establish an ADS Record Date and establish procedures to enable the Holder hereof to elect to receive the proposed distribution in cash or in additional ADSs. If a Holder elects to receive the distribution in cash, the distribution will be made as in the case of a distribution in cash. If the Holder elects to receive the distribution in additional ADSs, the distribution will be made as in the case of a distribution in Shares. If such elective distribution is not reasonably practicable or if the Depositary did not receive satisfactory documentation set forth in the Deposit Agreement, the Depositary will, to the extent permitted by law, distribute to Holders, on the basis of the same determination as is made in Korea in respect of the Shares for which no election is made, either (x) cash or (y) additional ADSs representing such additional Shares, in each case, upon the terms described in the Deposit Agreement. The Depositary is not obligated to make available to the Holder a method to receive the elective distribution in Shares (rather than ADSs). There is no assurance that the Holder will be given the opportunity to receive elective distributions on the same terms and conditions as the holders of Shares.

Upon timely receipt by the Depositary of a notice indicating that the Company wishes rights to subscribe for additional Shares to be made available to Holders of ADSs, the Depositary will determine whether it is lawful and reasonably practicable to make such rights available to the Holders. The Depositary shall make such rights available to any Holders only if (i) the Company timely requests that such rights be made available to Holders, (ii) the Depositary receives the necessary documentation, and (iii) the Depositary determines that such distribution of rights is reasonably practicable. If such conditions are not satisfied, the Depositary shall sell the rights as described below. If all such conditions are satisfied, the Depositary will establish an ADS Record Date and establish procedures (x) to distribute rights to purchase additional ADSs (by means of warrants or otherwise), (y) to enable the Holders to exercise the rights (upon payment of the subscription price and of the applicable (a) fees and charges of, and expenses incurred by, the Depositary and (b) taxes), and (z) to deliver ADSs upon the valid exercise of such rights. The Depositary is not obligated to make available to the Holders a method to exercise rights to subscribe for Shares (rather than ADSs). If (i) the Company does not timely request the Depositary to make the rights available to Holders or if the Company requests that the rights not be made available to Holders, (ii) the Depositary fails to receive the necessary documentation or determines it is not reasonably practicable to make the rights available to Holders, or (iii) any rights made available are not exercised and appear to be about to lapse, the Depositary will determine whether it is lawful and reasonably practicable to sell such rights, in a riskless principal capacity, at such place and upon such terms (including public and private sale) as it may deem practicable. The Depositary will, upon such sale, convert and distribute proceeds of such sale (net of applicable (a) fees and charges of, and expenses incurred by, the Depositary and (b) taxes). If the Depositary is unable to make any rights available to Holders or to arrange for the sale of the rights upon the terms described above, the Depositary will allow such rights to lapse. The Depositary will not be responsible for (i) any failure to determine that it may be lawful or practicable to make such rights available to Holders in general or any Holders in particular, (ii) any foreign exchange exposure or loss incurred in connection with such sale or exercise, or (iii) the content of any materials forwarded to the ADR Holders on behalf of the Company in connection with the rights distribution.

If registration (under the Securities Act or any other applicable law) of the rights or the securities to which any rights relate may be required in order for the Company to offer such rights or such securities to Holders and to sell the securities represented by such rights, the Depositary will not distribute such rights to the Holders (i) unless and until a registration statement under the Securities Act (or other applicable law) covering such offering is in effect or (ii) unless the Company furnishes the Depositary opinion(s) of counsel for the Company in the United States and counsel to the Company in any other applicable country in which rights would be distributed, in each case satisfactory to the Depositary, to the effect that the offering and sale of such securities to Holders and Beneficial Owners are exempt from, or do not require registration under, the provisions of the Securities Act or any other applicable laws. Because Korean law may require the Depositary to obtain approval or license from a governmental agency to effect a sale of rights in Korea, the Depositary may file an application of such approval or license as it may deem desirable, in good faith. Such requirements may adversely affect (1) the ability of the Depositary to dispose of such rights or (2) the costs and expenses of the Depositary associated with disposal of rights. In the event that the Company, the Depositary or the Custodian will be required to withhold and does withhold from any distribution of property (including rights) an amount on account of taxes or other governmental charges, the amount distributed to the Holders of ADSs representing such Deposited Securities will be reduced accordingly. In the event that the Depositary determines that any distribution in property (including Shares and rights to subscribe therefor) is subject to any tax or other governmental charges which the Depositary is obligated to withhold, the Depositary may dispose of all or a portion of such property (including Shares and rights to subscribe therefor) in such amounts and in such manner, including by public or private sale, as the Depositary deems necessary and practicable to pay any such taxes or charges.

There can be no assurance that Holders generally, or any Holder in particular, will be given the opportunity to exercise rights on the same terms and conditions as the holders of Shares or to exercise such rights. The Company is not obligated to file any registration statement in respect of any rights or Shares or other securities to be acquired upon the exercise of such rights.

Upon receipt of a notice indicating that the Company wishes property other than cash, Shares or rights to purchase additional Shares, to be made to Holders of ADSs, the Depositary will determine whether such distribution to Holders is lawful and reasonably practicable. The Depositary will not make such distribution unless (i) the Company will have requested the Depositary to make such distribution to Holders, (ii) the Depositary will have received the documentation contemplated in the Deposit Agreement, and (iii) the Depositary will have determined that such distribution is reasonably practicable. Upon satisfaction of such conditions, the Depositary will distribute the property so received to the Holders of record, as of the ADS Record Date, in proportion to the number of ADSs held by them respectively and in such manner as the Depositary may deem practicable for accomplishing such distribution (i) upon receipt of payment or net of the applicable fees and charges of, and expenses incurred by, the Depositary, and (ii) net of any taxes withheld. The Depositary may dispose of all or a portion of the property so distributed and deposited, in such amounts and in such manner

(including public or private sale) as the Depositary may deem practicable or necessary to satisfy any taxes (including applicable interest and penalties) or other governmental charges applicable to the distribution.

If the conditions above are not satisfied, the Depositary will sell or cause such property to be sold in a public or private sale, at such place or places and upon such terms as it may deem practicable and will (i) cause the proceeds of such sale, if any, to be converted into Dollars and (ii) distribute the proceeds of such conversion received by the Depositary (net of applicable (a) fees and charges of, and expenses incurred by, the Depositary and (b) taxes) to the Holders as of the ADS Record Date upon the terms hereof and of the Deposit Agreement. If the Depositary is unable to sell such property, the Depositary may dispose of such property for the account of the Holders in any way it deems reasonably practicable under the circumstances.

Conversion of Foreign Currency

Whenever the Depositary or the Custodian receives Foreign Currency, by way of dividends or other distributions or the net proceeds from the sale of securities, property or rights, which in the judgment of the Depositary can at such time be converted on a practicable basis, by sale or in any other manner that it may determine in accordance with applicable law, into Dollars transferable to the United States and distributable to the Holders entitled thereto, the Depositary will convert or cause to be converted, by sale or in any other manner that it may determine, such Foreign Currency into Dollars, and will distribute such Dollars (net of any applicable fees, any reasonable and customary expenses incurred in such conversion and any expenses incurred on behalf of the Holders in complying with currency exchange control or other governmental requirements). If the Depositary will have distributed warrants or other instruments that entitle the holders thereof to such Dollars, the Depositary will distribute such Dollars to the holders of such warrants and/or instruments upon surrender thereof for cancellation, in either case without liability for interest thereon. Such distribution may be made upon an averaged or other practicable basis without regard to any distinctions among Holders on account of any application of exchange restrictions or otherwise.

If such conversion or distribution generally or with regard to a particular Holder can be effected only with the approval or license of any government or agency thereof, the Depositary may file such application for approval or license, if any, as it may deem desirable. In no event, however, shall the Depositary be obligated to make such a filing.

If at any time the Depositary determines that in its judgment the conversion of any Foreign Currency and the transfer and distribution of proceeds of such conversion received by the Depositary is not practicable or lawful, or if any approval or license of any governmental authority or agency thereof that is required for such conversion, transfer and distribution is denied or, in the opinion of the Depositary, not obtainable at a reasonable cost or within a reasonable period, the Depositary may, in its discretion, (i) make such conversion and distribution in Dollars to the Holders for whom such conversion, transfer and distribution is lawful and practicable, (ii) distribute the Foreign Currency (or an appropriate document evidencing the right to receive such Foreign Currency) to Holders for whom this is lawful and practicable or (iii) hold (or cause the Custodian to hold) such Foreign Currency (without liability for interest thereon) for the respective accounts of the Holders entitled to receive the same.

Changes Affecting Deposited Securities

Upon any change in nominal or par value, split-up, cancellation, consolidation or any other reclassification of Deposited Securities, or upon any recapitalization, reorganization, merger or consolidation or sale of assets affecting the Company or to which it is a party, any securities which will be received by the Depositary or the Custodian in exchange for, or in conversion of or replacement of or otherwise in respect of, such Deposited Securities will, to the extent permitted by law, be treated as new Deposited Securities under the Deposit Agreement, and the ADRs will, subject to applicable law, evidence ADSs representing the right to receive such additional securities. The Depositary may, with the Company’s approval, and will, if requested by the Company, execute and deliver additional ADRs as in the case of a stock dividend on the Shares, or call for the surrender of outstanding ADRs to be exchanged for new ADRs, in either case, as well as in the event of newly deposited Shares, with necessary modifications to the form of ADR, specifically describing such new Deposited Securities or corporate change. Notwithstanding the foregoing, in the event that any security so received may not be lawfully distributed to some or all Holders, the Depositary may, with the Company’s approval, and will, if the Company requests, subject to receipt of satisfactory legal documentation, sell such securities at public or private sale, at such place or places and upon such terms as it may deem proper and may allocate the net proceeds of such sales (net of (a) fees and charges of, and expenses incurred by, the Depositary and (b) taxes) for the account of the Holders otherwise entitled to such securities and distribute the net proceeds so allocated to the extent practicable as in the case of a distribution received in cash pursuant to the Deposit Agreement. The Depositary will not be responsible for (i) any failure to determine that it may be lawful or feasible to make such securities available to Holders in general or any Holder in particular, (ii) any foreign exchange exposure or loss incurred in connection with such sale, or (iii) any liability to the purchaser of such securities.

Transfer, Combination and Split-up of ADRs

Transfer. The Registrar will register the transfer of any ADR (and of the ADSs represented thereby) on the books maintained for such purpose and the Depositary will (x) cancel the ADR and execute new ADRs evidencing the same aggregate number of ADSs as those evidenced by the ADR when canceled, (y) cause the Registrar to countersign such new ADRs, and (z) Deliver such new ADRs to or upon the order of the person entitled thereto, if each of the following conditions has been satisfied: (i) the ADR has been duly Delivered by the Holder (or by a duly authorized attorney of the Holder) to the Depositary at its principal office for the purpose of effecting a transfer thereof, (ii) the ADR has been properly endorsed or is accompanied by proper instruments of transfer (including signature guarantees in accordance with standard securities industry practice), (iii) the ADR has been duly stamped (if required by the laws of the State of New York or of the United States), and (iv) all applicable fees and charges of, and expenses incurred by, the Depositary and all applicable taxes and governmental charges have been paid, subject, however, in each case, to the terms and conditions of the ADR, of the Deposit Agreement and of applicable law, in each case as in effect at the time thereof.

Combination and Split Up. The Registrar will register the split-up or combination of ADRs (and of the ADSs represented thereby) on the books maintained for such purpose and the Depositary will (x) cancel such ADRs and execute new ADRs for the number of ADSs requested, but in the aggregate not exceeding the number of ADSs evidenced by the ADRs cancelled by the Depositary, (y) cause the Registrar to countersign such new ADRs and (z) Deliver such new ADRs to or upon the order of the Holder thereof, if each of the following conditions has been satisfied: (i) the ADRs have been duly Delivered by the Holder (or by a duly authorized attorney of the Holder) to the Depositary at its principal office for the purpose of effecting a split-up or combination thereof, and (ii) all applicable fees and charges of, and expenses incurred by, the Depositary and all applicable taxes and governmental charges have been paid, subject, however, in each case, to the terms and conditions of the applicable ADRs, of the Deposit Agreement and of applicable law, in each case as in effect at the time thereof

Reports; Inspection of Transfer Books

The Company is subject to the periodic reporting requirements of the Securities Exchange Act of 1934 and accordingly files certain information with the Commission. These reports and documents can be inspected and copied through the Commission’s EDGAR system.

The Depositary will make available for inspection by Holders at its principal office any reports and communications, including any proxy soliciting materials, received from the Company which are both (a) received by the Depositary, the Custodian, or the nominee of either of them as the holder of the Deposited Securities and (b) made generally available to the holders of such Deposited Securities by the Company. The Depositary shall also provide to Holders copies of such reports when furnished by the Company pursuant to the Deposit Agreement.

The Registrar will keep books for the registration of issuances and transfers of ADRs which at all reasonable times will be open for inspection by the Company and by the Holders of such ADRs, provided that such inspection will not be, to the Registrar’s knowledge, for the purpose of communicating with Holders of such ADRs in the interest of a business or object other than the business of the Company or other than a matter related to the Deposit Agreement or the ADRs.

The Registrar may close the transfer books with respect to the ADRs, at any time or from time to time, when deemed necessary or advisable by it in good faith in connection with the performance of its duties under the Deposit Agreement, or at the reasonable written request of the Company.

Surrender of American Depositary Shares and Withdrawal of Deposited Securities

The Holder of ADSs shall be entitled to Delivery of the Deposited Securities at the time represented by the ADSs upon satisfaction of each of the following conditions: (i) the Holder (or a duly authorized attorney of the Holder) has duly Delivered ADSs to the Depositary at its principal office (and if applicable, the ADRs evidencing such ADSs) for the purpose of withdrawal of the Deposited Securities represented thereby, (ii) if so required by the Depositary, the ADRs Delivered to the Depositary for such purpose have been properly endorsed in blank or are accompanied by proper instruments of transfer in blank(including signature guarantees in accordance with standard securities industry practice), (iii) if so required by the Depositary, the Holder of the ADSs has executed and delivered to the Depositary a written order directing the Depositary to cause the Deposited Securities being withdrawn to be Delivered to or upon the written order of the person(s) designated in such order, and (iv)all applicable fees and charges of, and expenses incurred by, the Depositary and all applicable taxes and governmental charges have been paid, subject, however, in each case, to the terms and conditions of the ADRs evidencing the surrendered ADSs, of the Deposit Agreement, of the Company’s Articles of Incorporation, of any applicable laws and rules, and of any requirements of Korea Securities Depository, and to any provisions of or governing the Deposited Securities, in each case as in effect at the time thereof; provided, however, that, in the case of newly-issued Shares, no such withdrawals will be permitted until receipt by the Depositary of notice from the Company of the listing on the Korea Stock Exchange of such newly-issued Shares.

Upon satisfaction of each of the conditions specified above, the Depositary shall (i) cancel the ADSs Delivered to it (and, if applicable, the ADRs evidencing the ADSs so Delivered), (ii) direct the Registrar to record the cancellation of the ADSs so Delivered, and (iii) direct the Custodian to Deliver(without unreasonable delay) the Deposited Securities represented by the ADSs so canceled together with any certificate or other document of title for the Deposited Securities, or evidence of the electronic transfer thereof (if available), as the case may be, to or upon the written order of the person(s)designated in the order delivered to the Depositary for such purpose, subject however, in each case, to the terms and conditions of the Deposit Agreement, of the ADRs evidencing the ADSs so cancelled, of the Articles of Incorporation of the Company, of any applicable laws and of the rules of the Korea Securities Depository, and to the terms and conditions of or governing the Deposited Securities, in each case as in effect at the time thereof.

The Depositary shall not accept for surrender ADSs representing less than one Share. In the case of the Delivery to it of ADSs representing a number other than a whole number of Shares, the Depositary shall cause ownership of the appropriate whole number of Shares to be Delivered in accordance with the terms hereof, and shall, at the discretion of the Depositary, either (i) return to the person surrendering such ADSs the number of ADSs representing any remaining fractional Share, or (ii) sell or cause to be sold the fractional Share represented by the ADSs so surrendered and remit the proceeds of such sale (net of (a) applicable fees and charges of, and expenses incurred by, the Depositary and (b) taxes withheld) to the person surrendering the ADSs.

Notwithstanding anything else contained in any ADR or the Deposit Agreement, the Depositary may make delivery at the principal office of the Depositary of (i) any cash dividends or cash distributions, or (ii) any proceeds from the sale of any distributions of shares or rights, which are at the time held by the Depositary in respect of the Deposited Securities represented by the ADSs surrendered for cancellation and withdrawal. At the request, risk and expense of any Holder so surrendering ADSs, and for the account of such Holder, the

Depositary shall direct the Custodian to forward (to the extent permitted bylaw) any cash or other property (other than securities) held by the Custodian in respect of the Deposited Securities represented by such ADSs to the Depositary for delivery at the principal office of the Depositary. Such direction shall be given by letter or, at the request, risk and expense of such Holder, by cable, telex or facsimile transmission.

Liability of Holder for Taxes and Other Charges

Any tax or other governmental charge payable with respect to any ADR or any Deposited Securities or ADSs shall be payable by the Holders and Beneficial Owners to the Depositary. The Company, the Custodian and/or Depositary may withhold or deduct from any distributions made in respect of Deposited Securities and may sell for the account of a Holder and/or Beneficial Owner any or all of the Deposited Securities and apply such distributions and sale proceeds in payment of such taxes (including applicable interest and penalties) or charges, the Holder and the Beneficial Owner remaining liable for any deficiency. The Custodian may refuse the deposit of Shares and the Depositary may refuse to issue ADSs, to deliver ADRs, register the transfer, split-up or combination of ADRs and (subject to certain limited exceptions under U.S. securities laws) the withdrawal of Deposited Securities until payment in full of such tax, charge, penalty or interest is received. Every Holder and Beneficial Owner agrees to indemnify the Depositary, the Company, the Custodian, and any of their agents, officers, employees and Affiliates for, and hold each of them harmless from, any claims with respect to taxes (including applicable interest and penalties thereon) arising from any tax benefit obtained for such Holder and/or Beneficial Owner.

Representations and Warranties on Deposit of Shares

Each person depositing Shares under the Deposit Agreement shall be deemed thereby to represent and warrant that (i) such Shares and the certificates therefor are duly authorized, validly issued, fully paid, non-assessable and legally obtained by such person, (ii) all preemptive (and similar) rights, if any, with respect to such Shares have been validly waived or exercised, (iii) the person making such deposit is duly authorized so to do, (iv) the Shares presented for deposit are free and clear of any lien, encumbrance, security interest, charge, mortgage or adverse claim, (v) the Shares presented for deposit are not, and the ADSs issuable upon such deposit will not be, Restricted Securities (except as contemplated in the Deposit Agreement), and (vi) the Shares presented for deposit have not been stripped of any rights or entitlements. Such representations and warranties shall survive the deposit and withdrawal of Shares, the issuance and cancellation of ADSs in respect thereof and the transfer of such ADSs. If any such representations or warranties are false in any way, the Company and the Depositary shall be authorized, at the cost and expense of the person depositing Shares, to take any and all actions necessary to correct the consequences thereof.

Filing Proofs, Certificates and Other Information

Any person presenting Shares for deposit, and any Holder and any Beneficial Owner may be required, and every Holder and Beneficial Owner agrees, from time to time to provide to the Depositary and the Custodian such proof of citizenship or residence, taxpayer status, payment of all applicable taxes or other governmental charges, exchange control approval, legal or beneficial ownership of ADSs and Deposited Securities, compliance with applicable laws and the terms of the Deposit Agreement and the provisions of, or governing, the Deposited Securities, to execute such certifications and to make such representations and warranties, and to provide such other information and documentation (or, in the case of Shares in registered form presented for deposit, such information relating to the registration of Shares on the books of the Shares Registrar) as the Depositary or the Custodian may deem necessary or proper or as the Company may reasonably require by written request to the Depositary consistent with its obligations under the Deposit Agreement. The Depositary and the Registrar, as applicable, may withhold the execution or delivery or registration of transfer of any ADR or the distribution or sale of any dividend or other distribution of rights or of the proceeds thereof or the delivery of any Deposited Securities until such proof or other information is filed or such certifications are executed, or such representations are made or such information and documentation are provided, in each case to the Depositary’s, the Registrar’s and the Company’s satisfaction.

Compliance with Information Requests

Notwithstanding any other provision of the Deposit Agreement or any ADR(s), each Holder and Beneficial Owner of the ADSs represented hereby agrees to comply with requests from the Company pursuant to applicable Korean law, the rules and requirements of the Korea Stock Exchange, and of any other stock exchange on which Shares or ADSs are, or will be, registered, traded or listed, or the Articles of Incorporation of the Company, which are made to provide information, inter alia, as to the capacity in which such Holder or Beneficial Owner owns ADSs (and Shares, as the case may be) and regarding the identity of any other person(s) interested in such ADSs and the nature of such interest and various other matters, whether or not they are Holders and/or Beneficial Owners at the time of such request.

Ownership Restrictions

Notwithstanding any other provision in the Deposit Agreement or any ADR, the Company may restrict transfers of the Shares where such transfer might result in ownership of Shares exceeding limits imposed by applicable law or the Articles of Incorporation of the Company. The Company may also restrict, in such manner as it deems appropriate, transfers of ADSs where such transfer may result in the total number of Shares represented by the ADSs owned by a single Holder or Beneficial Owner to exceed any such limits. The Company may, in its sole discretion but subject to applicable law, instruct the Depositary to take action with respect to the ownership interest of any Holder or Beneficial Owner in excess of the limits set forth in the preceding sentence, including but not limited to, the imposition of restrictions on the transfer of ADSs, the removal or limitation of voting rights or a mandatory sale or disposition on behalf of a Holder or Beneficial Owner of the Shares represented by the ADSs held by such Holder or Beneficial Owner in excess of such limitations, if and to the extent such disposition is permitted by applicable law and the Articles of Incorporation of the Company.

In addition, Korean laws and regulations may require beneficial owners of the voting share capital of Korean companies, including beneficial owners of ADSs, to satisfy certain reporting requirements or obtain regulatory approval in certain circumstances. Beneficial Owners are solely responsible for complying with such requirements. Neither the Depositary nor the Custodian nor any of their respective agents or affiliates shall be required to take any actions whatsoever on behalf of such Beneficial Owners.

Exoneration

Neither the Depositary nor the Company shall be obligated to do or perform any act which is inconsistent with the provisions of the Deposit Agreement or incur any liability (i) if the Depositary or the Company shall be prevented or forbidden from, or delayed in, doing or performing any act or thing required by the terms of the Deposit Agreement, by reason of any provision of any present or future law or regulation of the United States, Korea or any other country, or of any other governmental authority or regulatory authority or stock exchange, or on account of the possible criminal or civil penalties or restraint, or by reason of any provision, present or future, of the Articles of Incorporation of the Company or any provision of or governing any Deposited Securities, or by reason of any act of God or war or other circumstances beyond its control (including, without limitation, nationalization, expropriation, currency restrictions, work stoppage, strikes, civil unrest, acts of terrorism, revolutions, rebellions, explosions and computer failure), (ii) by reason of any exercise of, or failure to exercise, any discretion provided for in the Deposit Agreement or in the Articles of Incorporation of the Company or provisions of or governing Deposited Securities,(iii) for any action or inaction in reliance upon the advice of or information from legal counsel, accountants, any person presenting Shares for deposit, any Holder, any Beneficial Owner or authorized representative thereof, or any other person believed by it in good faith to be competent to give such advice or information, (iv) for the inability by a Holder or Beneficial Owner to benefit from any distribution, offering, right or other benefit which is made available to holders of Deposited Securities but is not, under the terms of the Deposit Agreement, made available to Holders of ADSs, or (v) for any consequential or punitive damages for any breach of the terms of the Deposit Agreement.

The Depositary, its controlling persons, its agents, any Custodian and the Company, its controlling persons and its agents may rely and shall be protected in acting upon any written notice, request or other document believed by it to be genuine and to have been signed or presented by the proper party or parties.

No disclaimer of liability under the Securities Act is intended by any provision of the Deposit Agreement.

Amendment/Supplement of the Deposit Agreement

Subject to the terms and conditions of the Deposit Agreement and applicable law, the ADRs outstanding at any time, and any provisions of the Deposit Agreement may at any time and from time to time be amended or supplemented by written agreement between the Company and the Depositary in any respect which they may deem necessary or desirable without the prior written consent of the Holders or Beneficial Owners. Any amendment or supplement which shall impose or increase any fees or charges (other than the charges in connection with foreign exchange control regulations, and taxes and other governmental charges, delivery and other such expenses), or which shall otherwise materially prejudice any substantial existing right of Holders or Beneficial Owners, shall not, however, become effective as to outstanding ADRs until the expiration of thirty (30) days after notice of such amendment or supplement shall have been given to the Holders of outstanding ADRs. The parties hereto agree that any amendments or supplements which (i) are reasonably necessary (as agreed by the Company and the Depositary) in order for (a) the ADSs to be registered on Form F-6 under the Securities Act or (b) the ADSs to be traded solely in electronic book-entry form and (ii) do not in either such case impose or increase any fees or charges to be borne by Holders, shall be deemed not to materially prejudice any substantial rights of Holders or Beneficial Owners. Every Holder and Beneficial Owner at the time any amendment or supplement so becomes effective shall be deemed, by continuing to hold such ADS(s), to consent and agree to such amendment or supplement and to be bound by the Deposit Agreement and the ADR as amended or supplemented thereby. In no event shall any amendment or supplement impair the right of the Holder to surrender such ADR and receive therefor the Deposited Securities represented thereby, except in order to comply with mandatory provisions of applicable law. Notwithstanding the foregoing, if any governmental body should adopt new laws, rules or regulations which would require an amendment of, or supplement to, the Deposit Agreement to ensure compliance therewith, the Company and the Depositary may amend or supplement the Deposit Agreement and the ADRs at any time in accordance with such changed laws, rules or regulations. Such amendment or supplement to the Deposit Agreement in such circumstances may become effective before a notice of such amendment or supplement is given to Holders or within any other period of time as required for compliance with such laws, or rules or regulations.

Termination of the Deposit Agreement

The Depositary will, at any time at the written direction of the Company, terminate the Deposit Agreement by providing notice of such termination to the Holders of all ADRs then outstanding at least thirty (30) days prior to the date fixed in such notice for such termination. If sixty (60) days shall have expired after (i) the Depositary shall have delivered to the Company a written notice of its election to resign, or (ii) the Company shall have delivered to the Depositary a written notice of the removal of the Depositary, and in either case a successor depositary shall not have been appointed and accepted its appointment, the Depositary may terminate the Deposit Agreement by providing notice of such termination to the Holders of all ADRs then outstanding at least thirty (30) days prior to the date fixed for such termination. On and after the date of termination of the Deposit Agreement, the Holder will, upon surrender of such Holder’s ADR(s) at the principal office of the Depositary, upon the payment of the charges of the Depositary for the surrender of ADSs referred to in the Deposit Agreement, and upon payment of any applicable taxes or governmental charges, be entitled to Delivery, to him or upon his order, of the amount of Deposited Securities represented by such ADR. If any ADRs remain outstanding after the date of termination of the Deposit Agreement, the Registrar thereafter will discontinue the registration of transfers of ADRs, and the Depositary shall suspend the distribution of dividends to the Holders thereof, and will not give any further notices or perform any further acts under the Deposit Agreement, except that the Depositary will continue to collect dividends and other distributions pertaining to Deposited Securities, will sell rights as provided in the Deposit Agreement, and will continue to deliver Deposited Securities, subject to the conditions and restrictions set forth in the Deposit Agreement, together with any dividends or other distributions received with respect thereto and the net proceeds of the sale of any rights or other property, in exchange for ADRs surrendered to the Depositary. At any time after the expiration of six months from the date of termination of the Deposit Agreement, the Depositary may sell the Deposited Securities then held and may thereafter hold uninvested the net proceeds of any such sale, together with any other cash then held by it, in an unsegregated account, without liability for interest for the pro rata benefit of the Holders whose ADRs have not theretofore been surrendered. After making such sale, the Depositary shall be discharged from all obligations under the Deposit Agreement with respect to the ADRs, the Deposited Securities and the ADSs, except to account for such net proceeds and other cash. Upon the termination of the Deposit Agreement, the Company will be discharged from all obligations under the Deposit Agreement except as set forth in the Deposit Agreement.

Fees and Charges

Under the terms of the Deposit Agreement in respect of our ADSs, a holder of ADSs may be required to pay the following fees and charges to the Depositary:

Item	Services	Fees	Paid by
1	Issuance of ADSs upon deposit of common shares (excluding issuances contemplated by items 3(b) and 5 below	Up to US$5.00 per 100 ADSs (or fraction thereof) issued	Person depositing common shares or person receiving ADSs

2	Delivery of Deposited Securities against surrender of ADSs	Up to US$5.00 per 100 ADSs (or fraction thereof) surrendered	Person surrendering ADSs for purposes of withdrawal of Deposited Securities or person to whom deposited securities are delivered

3	Distribution of (a) cash dividends or (b) ADSs pursuant to stock dividends	No fee, to the extent prohibited by the exchange on which the ADSs are listed. If the charging of such fee is not prohibited, the fees specified in item 4 below shall be payable	Person to whom distribution is made

4	Distribution of (a) cash proceeds (i.e., upon sale of rights and other entitlements) or (b) free shares in the form of ADSs (not constituting a stock dividend)	Up to US$2.00 per 100 ADSs (or fraction thereof) held	Person to whom distribution is made

5	Distribution of securities other than ADSs or rights to purchase additional ADSs (i.e., spinoff shares)	Up to US$5.00 per 100 ADSs (or fraction thereof) distributed	Person to whom distribution is made

Item	Services	Fees	Paid by
6	Depositary Services	Unless prohibited by the exchange on which the ADSs are listed, up to US$2.00 per 100 ADSs (or fraction thereof) held as of the last day of each calendar year, except to the extent of any cash dividend fee(s) charged under item (3)(a) above during the applicable calendar year	Person holding ADSs on the last day of the calendar year

7	Distribution of ADSs pursuant to exercise of rights to purchase additional ADSs	Up to US$2.00 per 100 ADSs (or fraction thereof) held	Person who exercises such rights

Holders and Beneficial Owners of ADSs, persons depositing common shares for deposit and persons surrendering ADSs for cancellation and for purposes of withdrawing Deposited Securities will be responsible for the following charges:

(i)	taxes (including applicable interest and penalties) and other governmental charges;

(ii)

such registration fees as may from time to time be in effect for the registration of common shares or other Deposited Securities on the share register and applicable to transfers of common shares or other Deposited Securities to or from the name of the Custodian, the Depositary or any nominees upon the making of deposits and withdrawals, respectively;

(iii)

such cable, telex and facsimile transmission and delivery expenses as are expressly provided in the Deposit Agreement to be at the expense of the person depositing or withdrawing common shares or holders and Beneficial Owners of ADSs;

(iv)	the expenses and charges incurred by the Depositary in the conversion of Foreign Currency;

(v)	such fees and expenses incurred by the Depositary to comply with exchange control regulations and other regulatory requirements applicable to common shares, Deposited Securities, ADSs and ADRs; and

(vi)	the fees and expenses incurred by the Depositary, the Custodian or any nominee in connection with the servicing or delivery of Deposited Securities.

Depositary fees payable upon the issuance and cancellation of ADSs are typically paid to the Depositary by the brokers (on behalf of their clients) receiving the newly-issued ADSs from the Depositary and by the brokers (on behalf of their clients) delivering the ADSs to the Depositary for cancellation. The brokers in turn charge these transaction fees to their clients.

Depositary fees payable in connection with distributions of cash or securities to ADS holders and the depositary service fees are charged by the Depositary to the holders of record of ADSs as of the applicable record date. The depositary fees payable for cash distributions are generally deducted from the cash being distributed. In the case of distributions other than cash, such as stock dividends or rights offerings, the Depositary charges the applicable fee to the ADS record date holders concurrent with the distribution. In the case of ADSs registered in the name of the investor (whether certificated or un-certificated in direct registration), the Depositary sends its invoice to the applicable record date ADS holders. In the case of ADSs held in brokerage and custodian accounts via The Depository Trust Company (“DTC”), the central clearing and settlement system, the Depositary generally collects its fees through the systems provided by DTC (whose nominee is the registered holder of the

ADSs held in DTC) from the brokers and custodians holding ADSs in their DTC accounts. The brokers and custodians who hold their clients’ ADSs in DTC accounts in turn charge their clients’ accounts the amount of the fees paid to the depositary banks.

In the event of refusal to pay the depositary fees, the Depositary may, under the terms of the Deposit Agreement, refuse the requested service until payment is received or may set off the amount of the depositary fees from any distribution to be made to the ADS holder.

The fees and charges the ADS holders may be required to pay may vary over time and may be changed by the Company or by the Depositary. The ADS holders will receive prior notice of any such changes.